Exhibit 99.1

FOR FURTHER INFORMATION:

AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew Murstein, President
Larry Hall, CFO	Harry Zlokower/Dave Closs
(212) 328-2100	(212) 447-9292
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

March 31, 2004

MEDALLION ANNOUNCES RV AND MARINE

LOAN PORTFOLIO PURCHASE

EXPECTED TO BE ACCRETIVE TO 2004 EARNINGS BY

OVER $0.10 PER SHARE

NEW YORK, NY – March 31, 2004 — Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position in servicing the taxicab industry and in small business commercial lending, and owner of the largest taxi top advertising company in the world, announced today that Medallion Bank, a wholly-owned subsidiary of Medallion Financial, has signed a definitive agreement to purchase a loan portfolio consisting primarily of recreational vehicle (RV) and marine loans for approximately $87,000,000. The transaction has been approved by the Board of Directors of both Medallion Bank and Medallion Financial, and is contingent on state and federal regulatory approvals. Subject to the approval of the Utah Department of Financial Institutions and the FDIC, it is expected that the transaction will close within 60 days.

“We are very pleased with this acquisition opportunity,” stated Andrew Murstein, President of Medallion Financial. “There are three main reasons why we like this transaction. First, this is a transportation-related niche business that we believe is underserved by the lending market, and where we can become a market leader. Second, we expect this acquisition to be substantially accretive to our earnings. We are estimating a pre-tax ROE of approximately 33%, and an after-tax ROE of approximately 20%, which is currently substantially higher than any of our other lines of business. Third, the management team at Medallion Bank is very familiar with the loan portfolio and the nature of the business, as they formerly worked for the seller for many years prior to joining Medallion.”

John Taggart, CEO of Medallion Bank, commented, “The portfolio is very well-tested, with an average seasoning of over 35 months, a yield of almost 17%, and an average remaining contractual life of 75 months. We are purchasing the portfolio for approximately $87,000,000. Less than 1% of the loans are past due 60 days or more and none are over 90 days past due. The transaction will be match-funded primarily with deposits that we will raise, locking in our funding sources at these historically low interest rates.”

Mr. Murstein concluded, “The bottom-line effect of this acquisition for our bank and our Company provides many benefits, including product diversity, geographic diversity, as well as an expected increase in earnings.”

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Since its initial public offering in 1996, Medallion has paid out more than $77,000,000 in dividends, or approximately $5.40 per share, to its shareholders.

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial loans financing small businesses in other targeted industries, and operates the largest taxicab rooftop advertising business in the world. The Company and its subsidiaries have lent over $1 billion to the taxicab industry and to other commercial enterprises.

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Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading Investment Considerations,” in Medallion’s 2003 Annual Report on Form 10-K.